    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1996



                                                      REGISTRATION NO. 333-13923

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                ANNTAYLOR STORES CORPORATION                             DELAWARE                        13-3499319
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)      (STATE OR OTHER JURISDICTION           (I.R.S. EMPLOYER
                                                                    OF INCORPORATION OR            IDENTIFICATION NUMBER)
                                                                       ORGANIZATION)

                            ------------------------

         142 WEST 57TH STREET, NEW YORK, NEW YORK 10019, (212) 541-3300 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         JOCELYN F.L. BARANDIARAN, ESQ.
                          ANNTAYLOR STORES CORPORATION
         142 WEST 57TH STREET, NEW YORK, NEW YORK 10019, (212) 541-3300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                           PATRICIA MORAN CHUFF, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
     ONE RODNEY SQUARE, P.O. BOX 636, WILMINGTON, DE 19899, (302) 651-3000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                     [LOGO]
                                2,348,145 SHARES
                            ------------------------
                                  COMMON STOCK
                            ------------------------


     This Prospectus relates to the resale of 2,348,145 shares of common stock, par value $.0068 per share (the "Company Common Stock"), of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), originally issued to Cygne Designs, Inc., a Delaware corporation ("Cygne" or the "Selling Stockholder"), and its wholly owned subsidiary Cygne Group (F.E.) Limited, a Hong Kong corporation ("CGFE"), in connection with the acquisition by AnnTaylor, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Ann Taylor"), of (i) the entire interest of Cygne and CGFE in Ann Taylor's direct sourcing joint venture with Cygne, known as CAT US Inc. and C.A.T. (Far East) Limited (together, "CAT") and (ii) the assets (the "Assets") of Cygne's AnnTaylor Woven Division (the "Division") formerly used for sourcing merchandise for Ann Taylor (the "CAT/Cygne Transaction"). See "Description of the CAT/Cygne Transaction". The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Company Common Stock is quoted on the New York Stock Exchange ("NYSE") under the symbol "ANN." On October 16, 1996, the last reported sale price of the Company Common Stock on the NYSE Composite Tape was $18 5/8.


     The Company Common Stock issued to Cygne and CGFE pursuant to the CAT/Cygne Transaction (the "Offered Securities") may be offered and sold from time to time by the Selling Stockholder pursuant to this Prospectus directly to purchasers or through agents, underwriters or dealers. See "Selling Stockholder" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Stockholder will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Stockholder and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

                            ------------------------
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE
                      "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October 17, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information reporting requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange, at 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site at http://www.sec.gov. that contains reports, proxy statements and other information.

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-10738) are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the year ended February 3, 1996;

     (b) Proxy Statement relating to the 1996 Annual Meeting of Stockholders;

     (c) Proxy Statement relating to the Special Meeting of Stockholders held on August 15, 1996;

     (d) Quarterly Reports on Form 10-Q for the quarters ended May 4, 1996 and August 3, 1996;

     (e) Current Reports on Form 8-K, filed on April 8, 1996, May 2, 1996, June 10, 1996, June 21, 1996, August 30, 1996 and September 26, 1996; and

     (f) The description of the Company Common Stock, contained in the Company's registration statement on Form 8-A, which became effective May 16, 1991.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to AnnTaylor Stores Corporation, 142 West 57th Street, New York, New York 10019, Attention:
Jocelyn F.L. Barandiaran, Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (212) 541-3300.

                            ------------------------

     THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTIONS "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K (THE "FORM 10-K"), "UNAUDITED HISTORICAL AND PRO FORMA COMBINED FINANCIAL STATEMENTS" IN EXHIBIT 99 TO THE COMPANY'S FORM 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS" IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q AND "UNAUDITED HISTORICAL AND PRO FORMA COMBINED BALANCE SHEETS, STATEMENTS OF OPERATIONS AND NOTES THERETO" IN THE COMPANY'S CURRENT REPORTS ON FORM 8-K FILED ON JUNE 21, 1996, AUGUST 30, 1996, AND SEPTEMBER 26, 1996. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH

MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) COMPETITIVE PRESSURE IN THE RETAIL APPAREL INDUSTRY INCREASES SIGNIFICANTLY; (2) CUSTOMERS DO NOT RESPOND FAVORABLY TO THE COMPANY'S MERCHANDISE OFFERINGS; (3) COSTS OR DIFFICULTIES RELATED TO THE ASSIMILATION OF THE SOURCING FUNCTIONS AND EMPLOYEES ACQUIRED IN CONNECTION WITH THE CAT/CYGNE TRANSACTION ARE GREATER THAN EXPECTED; (4) THE COMPANY'S SUBSTANTIAL DEGREE OF LEVERAGE HINDERS ITS ABILITY TO OBTAIN ADDITIONAL FINANCING, REDUCES FUNDS AVAILABLE FOR OPERATIONS OR HINDERS ITS ABILITY TO ADJUST RAPIDLY TO CHANGING MARKET CONDITIONS; (5) THE COMPANY'S FINANCIAL CONDITION IS MATERIALLY AND ADVERSELY AFFECTED BY THE OUTCOME OF CERTAIN LITIGATION DESCRIBED IN THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED ON MAY 2, 1996; (6) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED; AND (7) THE REGULATORY ENVIRONMENT CHANGES SIGNIFICANTLY, OR THE RATE OF IMPORT DUTIES OR EXPORT QUOTAS INCREASES SIGNIFICANTLY WITH RESPECT TO THE COMPANY'S MERCHANDISE. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS".

                                  RISK FACTORS

     Prospective purchasers of the Offered Securities should consider carefully the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Company Common Stock being offered hereby.

COMPETITION AND OTHER BUSINESS FACTORS

     The women's retail apparel industry is highly competitive. Ann Taylor competes primarily with better department stores, specialty retailers and boutiques engaged in the retail sale of better quality women's apparel, many of which are larger and have greater resources than the Company. Sales and earnings of the Company depend to a significant extent upon its ability to respond to changes in fashion trends. As with other retail businesses, the Company's operations may be adversely affected by a number of factors beyond its control, including economic downturns, cyclical variations in the retail market for better quality women's apparel and rapid changes in fashion preferences. The Company believes that the decrease in its comparable store sales in Fiscal 1995 is attributable to the poor consumer response to Ann Taylor's merchandise offerings, as well as weakness in demand for women's apparel generally. There can be no assurance that a prolonged economic downturn and weakness in demand for women's apparel would not have a material adverse impact on the Company and Ann Taylor.

INTEGRATION OF CAT AND THE CYGNE SOURCING BUSINESS

     In Fiscal 1995, Ann Taylor purchased approximately 16% of its merchandise directly from Cygne and an additional 38% of its merchandise through CAT, the direct sourcing joint venture which was 40% owned by Ann Taylor and 60% owned by Cygne. On September 20, 1996, Ann Taylor acquired Cygne's interest in CAT and the Assets of the Division. As a result of the CAT/Cygne Transaction, CAT became an indirect wholly owned subsidiary of the Company and will perform all of Ann Taylor's direct sourcing functions, including those previously provided by the Division, under the name Ann Taylor Global Sourcing. The direct sourcing business differs from the Company's traditional retail business and requires certain skills that traditionally have not been required of Ann Taylor personnel. The Company may face challenges in assimilating CAT's and the Division's sourcing functions and their employees into the Ann Taylor organization and will require management to focus a portion of its time overseeing the integration process. To facilitate such integration, Ann Taylor has entered into three-year consulting agreements with Cygne for the services of Mr. Bernard Manuel, Chairman and Chief Executive Officer of Cygne, and Mr. Irving Benson, President of Cygne. In addition, Mr. Dwight Meyer, formerly president of CAT, has entered into a three-year employment agreement with Ann Taylor pursuant to which he will serve as Executive Vice President--Sourcing of Ann Taylor Global Sourcing. Mr. Meyer has significant experience running direct sourcing operations, including the last 4 years as President of CAT. Despite these steps, there can be no assurance that Ann Taylor will be able to successfully integrate CAT's and the Division's sourcing operations with its existing operations or realize certain of the benefits expected to be obtained from the CAT/Cygne Transaction.

INDEBTEDNESS AND ABILITY TO SERVICE INDEBTEDNESS

     After giving effect to the CAT/Cygne Transaction, including additional borrowings made in connection therewith, as of August 3, 1996, the long-term consolidated indebtedness of the Company and Ann Taylor, including the current portion of long-term debt, would have been $173.4 million, or approximately 29% of its total capitalization. This high degree of leverage could have important consequences to the holders of the Offered Securities, including the following:
(i) the ability of Ann Taylor to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage;

and (iii) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, substantially all of Ann Taylor's borrowings other than the 8 3/4% Notes (as defined herein) are and will continue to be at variable rates of interest, which exposes Ann Taylor to the risk of increased interest rates.

     Unless otherwise extended or refinanced, Ann Taylor will be required in 1998 to repay in full its obligations under the Amended and Restated Credit Agreement, dated as of September 29, 1995 (as amended, the "Bank Credit Agreement"), between Ann Taylor and the Lenders named therein, which currently provides for a $24.5 million Term Loan (the "Term Loan") and a $122 million Revolving Credit Facility (the "Revolving Credit Facility"). As of August 3, 1996, Ann Taylor's outstanding indebtedness under the Term Loan was $24.5 million and under the Revolving Credit Facility was $4.0 million. After giving effect to additional borrowings made in connection with the consummation of the CAT/Cygne Transaction, as of August 3, 1996, Ann Taylor's outstanding indebtedness under the Term Loan would have been $24.5 million and Ann Taylor's outstanding indebtedness under the Revolving Credit Facility would have been $15.0 million. Ann Taylor is also required, commencing in Fiscal 1996, to reduce outstanding borrowings under the Revolving Credit Facility to $50 million or less for a 30-day period each fiscal year. This requirement has been met for Fiscal 1996. Amounts under Ann Taylor's Receivables Facility (the "Receivables Facility"), under which $26.0 million was outstanding at August 3, 1996, become due in January 1997. Although there can be no assurance, the Company expects to negotiate an extension of the maturity of the Receivables Facility during 1996.

     AnnTaylor Global Sourcing, Inc. ("ATGS") obtains its principal working capital financing pursuant to a $40 million loan facility (the "ATGS Credit Agreement") provided by The Hongkong and Shanghai Banking Corporation Limited ("HKSBC"). The ATGS Credit Agreement terminates on July 29, 1997. Although ATGS and Ann Taylor are currently in compliance with the terms of their respective financing agreements, the ATGS Credit Agreement contains a cross-default provision which relates to defaults under other indebtedness of ATGS and indebtedness of Ann Taylor, pursuant to which a default by ATGS on other indebtedness or by Ann Taylor under the Bank Credit Agreement gives HKSBC the right to cancel ATGS's $40 million credit facility and to demand immediate repayment of the amounts outstanding under that facility. The ATGS Credit Agreement requires that the provisions of the Bank Credit Agreement as in effect at the time of the execution of the ATGS Credit Agreement be complied with, notwithstanding any future amendments, modifications or waivers. Ann Taylor has outstanding an $8 million stand-by letter of credit to support ATGS's obligations to HKSBC. HKSBC has the right under certain circumstances to draw on such letter of credit to cover unpaid principal and interest owed by ATGS.

     Ann Taylor's ability to make scheduled principal payments, or to refinance its obligations, with respect to its indebtedness, and to pay interest thereon, will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If Ann Taylor's cash flow and capital resources are insufficient to fund its debt service obligations, Ann Taylor may be forced to reduce or delay planned capital expenditures, sell assets, seek additional funds from an equity offering of the Company or refinance or restructure its debt. There can be no assurance that Ann Taylor's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. If Ann Taylor is not able to satisfy its debt service obligations, it could default on its indebtedness, including the Bank Credit Agreement, the Receivables Facility, the 8 3/4% Notes (as defined herein) and the Convertible Debentures (as defined herein), which would entitle the holders of such indebtedness to accelerate the maturity thereof, thereby permitting acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. In addition, ATGS may not be able to generate sufficient cash flow or have sufficient capital resources to fund its debt service obligations. If such circumstances were to occur and if Ann Taylor could not provide the necessary funds in order for ATGS to meet its obligations, ATGS could default on its indebtedness under the ATGS Credit Agreement.

RESTRICTIVE COVENANTS AND ASSET ENCUMBRANCES

     Ann Taylor's ability to pay dividends, as well as repay debt, make acquisitions, create liens, make capital expenditures and make certain investments, is restricted by the provisions of the Bank Credit Agreement (and with respect to certain of the restrictions, the Indenture (the "Note Indenture") relating to its 8 3/4% Subordinated Notes due 2000 (the "8 3/4% Notes")), the Receivables Facility, the Indenture (the "Debenture Indenture") relating to its 8 1/2% Convertible Subordinated Debentures Due 2016 (the "Convertible Debentures") and the guarantee by the Company of the 8 1/2% Trust Originated Preferred SecuritiesSM issued by AnnTaylor Finance Trust, a wholly owned subsidiary of the Company, and is dependent on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that financial results that comply with the restrictive covenants and financial tests in the Bank Credit Agreement and the Receivables Facility will be achieved, and Ann Taylor's inability to satisfy these covenants, if not waived by its lenders, could result in a default under one or more of such financing arrangements. In the event of such a default, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest, due and payable. In addition, a failure to comply with the obligations contained in the Bank Credit Agreement, the Receivables Facility, the Note Indenture or the Debenture Indenture could result in an event of default under the Bank Credit Agreement, the Receivables Facility or the Note Indenture, respectively, which could permit acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. If Ann Taylor were unable to pay such amounts, the lenders could proceed against any collateral securing obligations due to them. If such indebtedness were to be accelerated, there can be no assurance that the assets of Ann Taylor would be sufficient to repay in full such indebtedness and other indebtedness of Ann Taylor.

     During Fiscal 1995, Ann Taylor was not in compliance with certain of the financial covenants contained in its then-existing bank credit agreement and receivables facility on two occasions, which noncompliance was cured by a waiver under or an amendment to those facilities. Ann Taylor is currently in compliance with all of the financial covenants contained in the Bank Credit Agreement and the Receivables Facility. Although based upon its current projections, the Company believes that it will be able to remain in compliance with all of the financial covenants in the Bank Credit Agreement and the Receivables Facility, no assurance can be given that the Company's financial results will provide such compliance.

CONTROL OF THE COMPANY

     As of August 3, 1996, the ML Entities (as defined below) owned approximately 26.6% of the outstanding Company Common Stock. Consequently, the ML Entities, which have two designees on the Company's Board of Directors, are in a position to influence the management and affairs of the Company. After giving effect to the issuance of approximately 2.3 million shares of Company Common Stock in connection with the CAT/Cygne Transaction, the ML Entities would own approximately 24.1% of the outstanding Company Common Stock.

MANAGEMENT OF THE COMPANY

     Effective August 23, 1996, Sally Frame Kasaks resigned as the Chairman and Chief Executive Officer and a Director of the Company and Ann Taylor, and J. Patrick Spainhour, the Company's President and Chief Operating Officer, was promoted to Chairman and Chief Executive Officer. The Company has initiated a search for a President and Chief Operating Officer to direct the Company's merchandising efforts, which were formerly supervised by Ms. Kasaks.

                                  THE COMPANY

     The Company, through its wholly owned subsidiary Ann Taylor, is a leading national specialty retailer of better quality women's apparel, shoes and accessories sold primarily under the Ann Taylor brand name. Ann Taylor merchandise represents classic styles, updated to reflect current fashion trends. The Company's stores offer a full range of career and casual separates, weekend wear, dresses, tops, accessories and shoes, coordinated as part of a total wardrobing strategy. This total wardrobing strategy is reinforced by an emphasis on customer service. Ann Taylor sales associates are trained to assist customers in merchandise selection and wardrobe coordination, helping them achieve the "Ann Taylor look" while reflecting the customers' personal styles.

     As of August 3, 1996, Ann Taylor operated 306 stores in 40 states and the District of Columbia, under the names Ann Taylor, Ann Taylor Factory Store, Ann Taylor Loft and Ann Taylor Studio. Of the 257 stores operated under the Ann Taylor name, approximately three-quarters are located in regional malls and upscale specialty retail centers, with the balance located in downtown and village locations. These stores represent Ann Taylor's core merchandise line. In 1993, Ann Taylor converted its four existing clearance centers to Ann Taylor Factory Stores, and as of August 3, 1996, operated 23 Ann Taylor Factory Stores located in factory outlet centers. The success of the Ann Taylor Factory Stores and consumers' continuing emphasis on value led Ann Taylor to begin testing, in 1995, Ann Taylor Loft, a separate moderate-priced store concept for customers who appreciate the Ann Taylor style but have a smaller budget for apparel, shoes and accessories. As of August 3, 1996 Ann Taylor operated 17 Ann Taylor Loft stores, also located in factory outlet centers. In Fall 1994, Ann Taylor began testing Ann Taylor Studio stores, a free-standing shoe and accessory store concept offering the broadest assortment of Ann Taylor shoes, as well as Ann Taylor hosiery, small leather accessories such as belts and handbags, and Ann Taylor's "destination" fragrance and personal care line. As of August 3, 1996, Ann Taylor had nine Ann Taylor Studio stores.

     The Company believes that "Ann Taylor" is a highly recognized national brand that defines a distinct fashion point of view. As a result of strong consumer acceptance of this niche positioning, the Company's sales per square foot productivity and operating profit margins have historically been among the highest in the specialty apparel retailing industry. The Company has adopted a growth strategy of capitalizing on this brand recognition by introducing product extensions within its stores and entering new channels of distribution, as well as continuing its retail store expansion program.

     The Company is a holding company that was incorporated under the laws of the State of Delaware in 1988 under the name AnnTaylor Holdings, Inc. The Company changed its name to AnnTaylor Stores Corporation in April 1991. The Company was formed at the direction of Merrill Lynch Capital Partners, Inc. ("ML Capital Partners"), a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."), for the purpose of acquiring Ann Taylor in a leveraged buyout transaction (the "Acquisition") in 1989. As of August 3, 1996, certain limited partnerships controlled directly or indirectly by ML Capital Partners, together with certain other affiliates of ML&Co. (collectively, the "ML Entities"), owned 6,155,118 shares, or approximately 26.6%, of the outstanding Company Common Stock. After giving effect to the issuance of approximately 2.3 million shares of Company Common Stock in connection with the CAT/Cygne Transaction, the ML Entities would own approximately 24.1% of the outstanding Company Common Stock. The ML Entities have two designees on the Company's Board of Directors and, therefore, are in a position to influence management of the Company.

     The principal executive offices of the Company are located at 142 West 57th Street, New York, New York 10019, and the telephone number is (212) 541-3300. Unless the context indicates otherwise, all references herein to the Company include the Company and its wholly owned subsidiary Ann Taylor.

                             CAT/CYGNE TRANSACTION

     On September 20, 1996, the Company, through Ann Taylor, acquired (i) the entire interest of Cygne and CGFE in Ann Taylor's direct sourcing joint venture with Cygne, known as CAT and (ii) the Assets of Cygne's Ann Taylor Woven Division formerly used for sourcing merchandise for Ann Taylor. The Assets included inventory related to the Division ("Inventory") and certain fixed assets and office equipment, primarily located in New York City.

     As consideration for the CAT/Cygne Transaction, (i) the Company issued to Cygne and CGFE an aggregate of 2,348,145 shares (the "Acquisition Shares") of Company Common Stock (such shares of Company Common Stock having an aggregate market value of $36,000,000 based on the market price of the Company Common Stock during the ten trading days ended September 19, 1996), and (ii) Ann Taylor paid to Cygne approximately $3.2 million in cash for the fixed assets of the Division and the Inventory, which amount is subject to post-closing adjustments. On September 20, 1996, CGFE transferred its shares of Company Common Stock acquired pursuant to the CAT/Cygne Transaction to Cygne. In addition, Ann Taylor assumed certain liabilities of Cygne including certain capital lease obligations and the payment of $1.6 million to the former President of CAT with respect to amounts due under his previous employment agreement with CAT, and forgave $7,985,000 of advances made by Ann Taylor to Cygne.

     In connection with the CAT/Cygne Transaction, (i) Cygne received an additional $6,500,000 cash payment from Ann Taylor in settlement of certain accounts receivables, and (ii) the Company and Ann Taylor entered into Consulting Agreements (the "Consulting Agreements") with Cygne and each of Bernard M. Manuel, the Chairman and Chief Executive Officer of Cygne, and Irving Benson, the President of Cygne. Under the Consulting Agreements, Ann Taylor will pay Cygne an aggregate of $450,000 annually for three years in consideration for consulting services to be provided by Messrs. Manuel and Benson.

     As a result of the CAT/Cygne Transaction, CAT became an indirect wholly owned subsidiary of the Company and will perform all of Ann Taylor's direct sourcing functions, including those previously provided by the Division, under the name AnnTaylor Global Sourcing, Inc.

     The Company entered into a stockholders agreement with Cygne and CGFE (the "Stockholders Agreement") relating to the Acquisition Shares pursuant to which the Company is required to, at the Company's expense, (i) file with the SEC within 15 business days after the closing of the CAT/Cygne Transaction a registration statement (the "Shelf Registration Statement") covering resales of the Acquisition Shares, (ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iii) use its reasonable best efforts to keep effective the Shelf Registration Statement until three years after the date it is declared effective or such earlier date as all Acquisition Shares, shall have been disposed of or on which all such shares may be resold without registration pursuant to Rule 144(k) under the Securities Act. The Company is required to provide to Cygne copies of the prospectus which is a part of the Shelf Registration Statement, notify Cygne when the Shelf Registration Statement has become effective and take certain other actions as are required to permit resales of the Acquisition Shares. Cygne or any permitted transferee is required to name the selling security holder in the related Prospectus and to deliver a Prospectus to purchasers, is subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the Stockholders Agreement, including certain indemnification obligations. This Prospectus is part of the Shelf Registration Statement.

     Under the Stockholders Agreement, Cygne and CGFE are prohibited from, among other things, (i) making or in any way participating, directly or indirectly, in any solicitation of proxies with respect to the Company Common Stock or any securities of the Company's subsidiaries, (ii) initiating, proposing or participating in the solicitation of the Company's stockholders for the approval of one or more stockholder proposals with respect to the Company, or inducing or encouraging any other individual or entity to initiate any stockholder proposal relating to the Company, (iii) depositing any Acquisition Shares into a voting trust or subjecting any Acquisition Shares to any arrangement or agreement with respect to the voting thereof or (iv) executing any written consents.

     Except for certain permitted transfers under the Stockholders Agreement, including a pro rata dividend or other pro rata distribution to all of Cygne's stockholders, upon liquidation of Cygne or otherwise, (i) no transfers of more than two percent (2%) of the then outstanding shares of Company Common Stock may be made in any two (2)-week period, (ii) no transfers of any Acquisition Shares may knowingly be made to any person who beneficially owns in excess of five percent (5%) of the then outstanding shares of Company Common Stock and (iii) no transfers of Acquisition Shares constituting more than two percent (2%) of the then outstanding shares of Company Common Stock may knowingly be made to a single purchaser (or group of related purchasers).

                                USE OF PROCEEDS

     The Selling Stockholder will receive all of the proceeds from the sale of the Offered Securities. The Company will not receive any proceeds from the sale of the Offered Securities.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Company Common Stock, par value $.0068 per share, and 2,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     Holders of the Company Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Subject to the rights of holders of preferred stock, the holders of Company Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Company Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of preferred stock, including any liquidation amount payable with respect to any outstanding preferred stock. The holders of Company Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

PREFERRED STOCK

     The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors (without stockholder approval) to, among other things, issue shares of preferred stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors. The Company currently has no shares of preferred stock outstanding.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAWS PROVISIONS

     Pursuant to the Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock entitled to vote generally in an election of directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders.

     The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and prohibits stockholder action by written consent in lieu of a meeting. The Company's By-laws provide that special meetings of stockholders may be called only by the chairman, the president or the secretary of the Company and must be called by any such officer at the request in writing of the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

     The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting, and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and information concerning the stockholder submitting the proposal.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

                              SELLING STOCKHOLDER

     The following table sets forth information as of October 9, 1996, except as otherwise noted, with respect to the number of shares of Company Common Stock beneficially owned by the Selling Stockholder. The Selling Stockholder owns 9.2% of the outstanding Company Common Stock prior to the sale of all the Offered Securities and upon the sale of all the Offered Securities, the Selling Stockholder will own no shares of Company Common Stock. The shares of Company Common Stock offered hereby were acquired by Cygne in the CAT/Cygne Transaction. See "CAT/Cygne Transaction."

                   NUMBER OF SHARES
                   OF COMPANY COMMON
                         STOCK
                     BENEFICIALLY                           NUMBER OF SHARES OF
                    OWNED PRIOR TO    NUMBER OF SHARES     COMPANY COMMON STOCK
                    THE SALE OF ALL   OF COMPANY COMMON  BENEFICIALLY OWNED AFTER
SELLING SECURITY      THE OFFERED       STOCK OFFERED       THE SALE OF ALL THE
     HOLDER           SECURITIES           HEREBY           OFFERED SECURITIES
-----------------  -----------------  -----------------  -------------------------
Cygne Designs,
Inc.                     2,348,145          2,348,145                    0

     Prior to the consummation of the CAT/Cygne Transaction, Cygne had sourced merchandise for Ann Taylor for more than ten years, and Ann Taylor had become one of Cygne's two largest customers. During Cygne's fiscal 1993, 1994 and 1995 and the first half of fiscal 1996, net sales to Ann Taylor were $121.8 million, $193.4 million, $231.9 million and $117.1 million, respectively, representing 55.3%, 37.5%, 42.9% and 73.3%, respectively, of Cygne's net sales. Cygne supplied products to Ann Taylor directly through the Division as well as through CAT. A substantial portion of the increase in sales to Ann Taylor during this period resulted from increased sales by CAT, which accounted for 55.3%, 70.9%, 71.6% and 70.8% of Cygne's total net sales to Ann Taylor during Cygne's fiscal 1993, 1994 and 1995 and the first half of fiscal 1996.

     In connection with the CAT/Cygne Transaction, Cygne entered into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, Cygne's Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, Cygne's President and a director, to facilitate the integration of CAT and the Division into Ann Taylor's operations. These agreements, which each provide for an annual fee of $225,000 for the services of Messrs. Benson and Manuel, respectively, will automatically be assigned to the consultant if his employment with Cygne is terminated for any reason.

     In connection with Cygne's credit facility with HKSBC, Cygne has pledged the 2,348,145 shares of Company Common Stock to secure the repayment of its obligations to HKSBC. HKSBC has the right to receive all dividends paid in respect of the 2,348,145 shares of Company Common Stock and to vote and acquire ownership of the 2,348,145 shares of Company Common Stock following an event of default under Cygne's credit facility. In connection therewith, Cygne entered into an Escrow Agreement, dated as of September 20, 1996, among Cygne, a subsidiary of Cygne, HKSBC and Marine Midland Bank (the "Escrow Agreement"), and deposited the 2,348,145 shares of Company Common Stock with Marine Midland Bank as the Escrow Agent. The Escrow Agreement provides that the 2,348,145 shares of Company Common Stock will be sold from time to time upon Cygne's instructions and must be sold to the extent that Cygne's obligations to HKSBC exceed the lesser of the maximum facility or the borrowing base under the credit facility, subject, in either case, to the restrictions imposed by the Stockholders Agreement. See "CAT/Cygne Transaction." In addition, Cygne has granted to HKSBC an option to exercise Cygne's rights under the Stockholders Agreement, subject to HKSBC's agreement to be bound by the terms and conditions under such agreement. Cygne also has granted a security interest in the 2,348,145 shares of Company Common Stock to Mitsubishi Corporation and Mitsubishi International Corporation, its subordinated lenders, which security interest is subordinated to the security interest in favor of HKSBC.

                              PLAN OF DISTRIBUTION

     The Offered Securities may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of such securities for whom they may act as agents. The Selling Stockholder and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Stockholder. The foregoing may affect the marketability of such securities.

     Pursuant to the Stockholders Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. The Selling Stockholder will be indemnified by the Company against certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholder against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS


     Certain legal matters with respect to the Offered Securities have been passed upon for the Company by Jocelyn F.L. Barandiaran, Esquire, Senior Vice President, General Counsel and Corporate Secretary of the Company, Ms. Barandiaran beneficially owns 2,000 shares of Company Common Stock and has been granted options to purchase an additional 52,500 shares of Company Common Stock.


                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus of AnnTaylor Stores Corporation as of February 3, 1996 and January 28, 1995 and for each of the fiscal years in the three year period ended February 3, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of the AnnTaylor Woven Division of Cygne Designs, Inc., CAT US Inc. and C.A.T. (Far East) Limited and Subsidiary as of February 3, 1996 and January 28, 1995 and for each of the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS 2,348,145 SHARES PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION COMMON STOCK OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANNTAYLOR STORES CORPORATION, THE SELLING STOCKHOLDER OR ANY OF THEIR RESPECTIVE AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE ANNTAYLOR SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, STORES CORPORATION OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ANNTAYLOR STORES CORPORATION SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                PAGE
                                            ------------


Available Information.....................        2

Incorporation of Certain Documents by
Reference.................................        3

Risk Factors..............................        5

The Company...............................        8

The CAT/Cygne Transaction.................        9

Use of Proceeds...........................       10

Description of Capital Stock..............       11

Selling Stockholder.......................       13

Plan of Distribution......................       14

Legal Matters.............................       15

Experts...................................       15


                                   [LOGO]


                      ------------------------------------
                                   PROSPECTUS
                      ------------------------------------


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses (other than the SEC filing fee) are estimated.


SEC registration fee..........................................................  $   12,363.34
Printing expenses.............................................................  $   15,000.00
Legal fees and expenses.......................................................  $   50,000.00
Accounting fees and expenses..................................................  $   10,000.00
Miscellaneous.................................................................  $    2,636.66
                                                                                -------------
          Total...............................................................  $   90,000.00
                                                                                -------------
                                                                                -------------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As authorized by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), each director and officer of the Company may be indemnified by the Company against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of this duty to the Company unless a court determines otherwise. The designees of the ML Entities who serve on the Company's board of directors also have certain rights to indemnification by ML & Co. and the ML Entities for liabilities incurred in connection with actions taken by them in their capacity as directors of the Company.

     Article Seven of the Certificate of Incorporation of the Company provides that, to the fullest extent permitted by law, directors of the Company will not be liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duties.

     Under the Stockholders Agreement, the Selling Stockholder is required to indemnify the officers and directors of the Company against losses caused by any untrue or alleged untrue statement of material fact contained in this Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission (i) is caused by, results from or relates to, or is alleged to be omitted from, such information furnished in writing by the Selling Stockholder or (ii) arises out of or results from the Selling Stockholder's failure to deliver, or its underwriter's or other agent's failure to deliver, a copy of this Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Selling Stockholder with the requested number of copies of the same; provided, however, that the Selling Stockholder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by the Selling Stockholder from the sale of the Offered Securities pursuant to this Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A. EXHIBITS

     The Exhibits listed in the following Exhibit Index are filed as part of the Registration Statement:


EXHIBIT NUMBER                                            DESCRIPTION
---------------  ---------------------------------------------------------------------------------------------
           4.1*  Stockholders Agreement, dated as of September 20, 1996, by and among AnnTaylor Stores
                 Corporation, Cygne Designs, Inc. and Cygne Group (F.E.) Limited
            5.1  Opinion of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores Corporation, as to
                 the legality of the Common Stock of AnnTaylor Stores Corporation being registered hereby.
           23.1  Consent of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores Corporation
                 (included in Exhibit 5.1).
           23.2  Consent of Deloitte & Touche LLP.
           23.3  Consent of Ernst & Young LLP.
            24*  Power of Attorney.


---------------


* Previously filed.



     B. FINANCIAL STATEMENTS AND SCHEDULES


     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 1996.


                                          ANNTAYLOR STORES CORPORATION

                                          BY /s/ J. Patrick Spainhour
                                          .....................................

                                               Chairman of the Board, Chief
                                              Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                SIGNATURE                                        TITLE                               DATE
------------------------------------------  -----------------------------------------------  --------------------

       /s/ J. Patrick Spainhour
 ..........................................  Chairman of the Board, Chief                         October 16, 1996
           J. Patrick Spainhour               Executive Officer and Director

                    *                       Executive Vice President--Finance                    October 16, 1996
 ..........................................    and Administration, Chief Financial
             Paul E. Francis                  Officer and Director

                    *                       Senior Vice President--Finance                       October 16, 1996
 ..........................................    and Principal Accounting Officer
             Walter J. Parks

                    *                       Director                                             October 16, 1996
 ..........................................
           Gerald S. Armstrong

                    *                       Director                                             October 16, 1996
 ..........................................
           James J. Burke, Jr.

                    *                       Director                                             October 16, 1996
 ..........................................
            Robert C. Grayson

                    *                       Director                                             October 16, 1996
 ..........................................
           Rochelle B. Lazarus

                    *                       Director                                             October 16, 1996
 ..........................................
            Hanne M. Merriman

*By:  /s/ Jocelyn F. L. Barandiaran                                                              October 16, 1996
    ......................................
          Jocelyn F. L. Barandiaran
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                            DESCRIPTION
---------------
       4.1*      Stockholders Agreement, dated as of September 20, 1996, by and among AnnTaylor Stores
                 Corporation, Cygne Designs, Inc. and Cygne Group (F.E.) Limited
       5.1       Opinion of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores Corporation, as to
                 the legality of the Common Stock of AnnTaylor Stores Corporation being registered hereby.
      23.1       Consent of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores Corporation
                 (included in Exhibit 5.1).
      23.2       Consent of Deloitte & Touche LLP.
      23.3       Consent of Ernst & Young LLP.
      24*        Power of Attorney.


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* Previously filed.